PRICING SUPPLEMENT NO.  13  DATED                           Filed Pursuant to
APRIL 17, 1997 TO PROSPECTUS DATED                          Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                          File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series C
                   Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:                $   969,000.00
Original Issue Date (Settlement Date)      April 22, 1997
Stated Maturity Date:                      March 15, 2000
Issue Price to Public:                     100.00% of Principal Amount
Interest Rate:                             7.250% Per Annum
Interest Payment Dates:                    May 15 and monthly thereafter
                                           Commencing May 15, 1997
Survivor's Option:                         [ X ] Yes        [   ] No
Optional Redemption:                       [   ] Yes        [ X ] No

       Agent                               Principal Amount of Notes
                                              Solicited by Each Agent

Prudential Securities Incorporated         $    190,000.00
First of Michigan Corporation              $    321,000.00
Roney & Co.                                $    311,000.00
J.W. Korth & Company                       $    147,000.00
       Total                               $    969,000.00

                                             Per Note
                                           Sold by Agents
                                            To Public           Total

Issue Price:                               $      1,000.00    $   969,000.00
Agent's Discount or Commission:            $          5.00    $     4,845.00
Maximum Dealer's Discount or
  Selling Concession:                      $          7.50    $     7,267.50
Proceeds to the Company:                   $        987.50    $   956,887.50


CUSIP Number:   12589QRN8